SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 1, 2008

NeoGenomics, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-72097	74-2897368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip code)

(239) 768-0600
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO DEFINITIVE MATERIAL AGREEMENT.

On February 1, 2008 (the “Closing Date”), NeoGenomics, Inc., a Nevada corporation (the “Company”) entered into that certain Revolving Credit and Security Agreement (the “Agreement”) with NeoGenomics, Inc., the Florida corporation and wholly-owned subsidiary of the Company (the “Borrower”) and CapitalSource Finance LLC (the “Lender”) pursuant to which the Lender shall make available to the Borrower a revolving credit facility in a maximum principal amount at any time outstanding of up to Three Million Dollars ($3,000,000) (the “Facility Cap”). Subject to the provisions of the Agreement, the Lender shall make advances to the Borrower from time to time during the term of the Agreement (three (3) years following the Closing Date), and the revolving credit facility may be drawn, repaid and redrawn from time to time as permitted under the Agreement. Interest on outstanding advances under the revolving facility shall be payable monthly in arrears on the first day of each calendar month at an annual rate of one-month LIBOR plus 3.25% in accordance with the terms of the Agreement. As of the Closing Date, the effective annual interest rate of the Agreement was 6.39%.

To secure the payment and performance in full of the Obligations (as defined in the Agreement), the Borrower granted to the Lender a continuing security interest in and lien upon, all of its right, title and interest in and to the Accounts (as such term is defined in the Agreement) of the Borrower, which primarily consist of accounts receivable, and certain other collateral.

Furthermore, pursuant to the Agreement, the Company guaranteed the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower and the Company. The Company’s guaranty is a continuing guarantee and shall remain in force and effect until the indefeasible cash payment in full of the Guaranteed Obligations (as defined in the Agreement) and all other amounts payable under the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01 EXHIBITS.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibit No. Description:

Exhibit	Description	Location
10.1	Revolving Credit and Security Agreement, dated February 1, 2008, by and between NeoGenomics, Inc., the Nevada corporation, NeoGenomics, Inc., the Florida corporation and CapitalSource Finance LLC	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

Date: February 7, 2008	By:	/s/ Robert Gasparini
	Name:	Robert Gasparini
	Its:	President and Principal Executive Officer